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[PRIDE INTERNATIONAL LOGO]

                        [PRIDE INTERNATIONAL LETTERHEAD]

                                                                    NEWS RELEASE
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FOR IMMEDIATE RELEASE                       Contact:       Paul A. Bragg
                                                           Earl W. McNiel
                                                           (713) 789-1400


                   PRIDE INTERNATIONAL, INC. ANNOUNCES PRICING
                     AND SETS TERMS ON $250 MILLION OF 2.5%
                            CONVERTIBLE SENIOR NOTES

         HOUSTON, TEXAS, February 26, 2002 - Pride International, Inc. (NYSE:
PDE) today announced that it has priced a private offering of $250 million of 2.5% convertible senior notes. Pride has granted to the initial purchaser an option to purchase up to an additional $50 million of notes. The notes will be senior unsecured obligations of Pride. The notes will be convertible at any time at the option of the holder into 60.5694 shares of Pride common stock per $1,000 principal amount, which is based on an initial conversion price of $16.51 per common share. The conversion rate is subject to customary adjustments. The notes will be subject to optional redemption by Pride at any time after March 4, 2005. The notes are also subject to redemption at the option of Pride, in the event Pride's common stock trades at a 50% premium to the conversion price (initially $24.77 per common share) for 20 trading days within any period of 30 consecutive trading days. The net proceeds from this offering will be used to refinance senior indebtedness.

         First Reserve Fund IX, a private equity fund that is related to First Reserve Fund VII and First Reserve Fund VIII, which own 9% of Pride's common stock, has agreed to purchase up to 7,874,015 shares of Pride's common stock that may be sold short by purchasers of the notes concurrently with their note purchases. Fund IX has agreed to purchase the shares at a net price per share to the seller of $12.70 (an amount equal to 97% of the last reported sales price of Pride's common stock on the New York Stock Exchange).

         The notes being sold by Pride and the underlying common stock issuable on its conversion will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.